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SHEFFIELD PHARMACEUTICALS, INC.             COFFIN COMMUNICATIONS GROUP
425 South Woodsmill Road, Suite 270         15300 Ventura Blvd. #303
St. Louis, MO 63017                         Sherman Oaks, CA 91403
579-9899                                    (818) 789-0100

Contact:    Loren G. Peterson               Contact:  John Muir
            President & CEO                           Partner
                                                      Email:  JohnRMuir@aol.com


               SHEFFIELD ANNOUNCES OPTION AGREEMENT WITH ZAMBON ON
                  RESPIRATORY ALLIANCE FOR MSI DELIVERY SYSTEM

ST. LOUIS, APRIL 15, 1998 -- Sheffield Pharmaceuticals, Inc. (AMEX:SHM) announced today that it has entered into an option agreement to form a strategic arrangement with Zambon Group SpA of Milan, Italy for the worldwide development and commercialization of drugs to treat respiratory disease in Sheffield's proprietary Metered Solution Inhaler (MSI) system. Zambon is among the top five prescription respiratory companies in Europe. Terms of the contemplated collaboration will include an equity investment by Zambon in Sheffield, funding to develop four respiratory compounds for delivery in the MSI, royalties, milestone payments, and retention by Sheffield of co-promotion rights for the respiratory drugs in the United States. Sheffield will continue to retain all rights to non-respiratory disease applications of the MSI. Mehta Partners advised Zambon Group SpA on this transaction.

The option agreement represents the basis upon which the parties will negotiate a definitive agreement expected to close within 60 days. Sheffield is receiving a $650,000 option fee from Zambon in the form of an equity investment.

Sheffield's Chairman, Thomas Fitzgerald, in making the announcement said, "We are very pleased to achieve this foundation transaction with Zambon. It is a notable step forward in validating Sheffield's business model. Zambon is a recognized leader within the world respiratory market, having a significant presence throughout Europe.
Specifically, this transaction will provide Sheffield with:

         An equity investment by Zambon
         Funding of development of the four respiratory drugs for the USA and Europe
         Co-promotion rights in the USA for respiratory drugs developed for the MSI system
         Retention of all non-respiratory disease applications of the MSI delivery platform for further collaboration and commercialization

Sheffield will also be able to continue its plans to acquire additional strategic assets for eventual commercial exploitation. This arrangement provides our shareholders with a solid international partner for development and commercialization of a key therapeutic application of Sheffield's platform MSI delivery system."

Commenting on the option agreement, Dr. Daniel Sher, Zambon Vice President of Worldwide Strategic Planning, stated, "I believe the MSI system represents an exciting opportunity to develop a broad respiratory product range on a global basis. Its advanced pulmonary delivery system offers tangible patient benefits. This is an important step in the continued growth and development of Zambon's worldwide respiratory business."

Zambon Group is a research-intensive, multinational pharmaceutical firm. The group develops and manufactures human and veterinary healthcare products, hospital devices and fine chemicals which it markets worldwide either directly or through license. The Zambon strategic growth plan calls for focusing its efforts, products and services in the respiratory area.

Sheffield Pharmaceuticals, Inc., headquartered in St. Louis, Missouri, is a specialty pharmaceutical company focused on the development and commercialization of later stage, lower risk pharmaceutical opportunities which target patient markets having unmet medical needs.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created hereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the company to successfully develop and commercialize its technologies. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the objectives and plans of the Company will be achieved.



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